EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134163 on Form S-3 of our report dated February 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)” as of December 31, 2006), relating to the financial statements and financial statement schedule of MidAmerican Energy Company, appearing in this Annual Report on Form 10-K of MidAmerican Energy Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 27, 2007